Exhibit 10(h)

$100,000,000

CREDIT AGREEMENT

dated as of October 31, 2002

between

PPL INVESTMENT CORPORATION, as the Lender

and

PPL MONTANA, LLC, as the Borrower

CREDIT AGREEMENT (this "Agreement") dated as of October 31, 2002 between PPL INVESTMENT CORPORATION, a Delaware corporation (the "Lender"), and PPL MONTANA, LLC, a Delaware limited liability company (the "Borrower").

The Borrower has requested the Lender, and the Lender has agreed, to provide a credit facility to the Borrower in an aggregate principal amount of up to $100,000,000 for the purpose and on the terms and conditions set out in this Agreement.

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. All capitalized terms used in this Agreement which are not otherwise defined herein or therein shall have the respective meanings set forth below.

"Affiliates" means, with respect to any Person, any other Person who is directly or indirectly controlled by or under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of stock or its equivalent, by contract or otherwise.

"Agreement" means this Credit Agreement, as amended, restated, supplemented or modified from time to time.

"Applicable Percentage" means, for purposes of calculating (i) the applicable interest rate for any day for any Loans, or (ii) the applicable rate for the Commitment Fee for any day for purposes of Section 2.06(a), the appropriate applicable percentage set forth below corresponding to the then current highest Borrower's Ratings; provided, that, in the event a rating differential of more than one level exists, the Borrower's Ratings shall be deemed to be one level above the lower of the two ratings:

	Borrower's Ratings (S&P/Moody's)	Applicable Percentage for Commitment Fee	Applicable Percentage for Loans
Category A:	A-/A3 or higher	.150%	.750%
Category B	BBB+/Baa1	.175%	.875%
Category C:	BBB/Baa2	.200%	1.125%
Category D:	BBB-/Baa3	.275%	1.500%
Category E:	BB+/Ba1 or lower or unrated	.325%	1.750%

; provided, further, that if the Borrower elects to convert the Loans to a Term Loan pursuant to Section 2.07(b), each percentage set forth above under "Applicable Percentage for Loans" shall increase by 25 basis points (.25%) from and after the Conversion Date.

"Applicable Utilization Fee" means on any day the appropriate applicable percentage set forth below corresponding to (a) the percentage of the Revolving Commitment outstanding represented by the aggregate Loans outstanding on such day and (b) the then current highest Borrower's Ratings; provided, that, in the event a rating differential of more than one level exists, the Borrower's Ratings shall be deemed to be one level above the lower of the two ratings:

	Ratings (S&P/Moody's)	Usage > 33% of Revolving Commitment
Category A	A-/A3 or higher	.0875%
Category B	BBB+/Baa1	.100%
Category C	BBB/Baa2	.1125%
Category D	BBB-/Baa3	.1375%
Category E	BB+/Ba1 or lower or unrated	.1875%

; provided, further, that if the Borrower elects to convert the outstanding Revolving Loans to a Term Loan pursuant to Section 2.07(b), the Applicable Utilization Fee in effect from time to time will be due and payable by the Borrower from and after the Conversion Date without regard to the percentage of the Revolving Commitment represented by the aggregate Loans outstanding from time to time.

"Asset Sale" shall mean any sale of any assets, including by way of the sale by the Borrower or any of its Subsidiaries of equity interests in such Subsidiaries.

"Availability Period" means the period from and including the Closing Date to but excluding the Revolving Termination Date.

"Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, or any successor statute.

"Borrower" is defined in the introductory paragraph of this Agreement.

"Borrower's Rating" means the senior unsecured long-term debt rating of the Borrower from Moody's or S&P.

"Borrowing" means one or more Loans made by the Lender on a single date and having a single Interest Period.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Allentown, Pennsylvania and New York, New York are authorized by law to close.

"Capital Lease" means any lease of property which, in accordance with GAAP, should be capitalized on the lessee's balance sheet.

"Capital Lease Obligations" means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

"Change of Control" means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 25% or more of the outstanding Voting Stock of PPL Montana Holdings, LLC or its successors or (ii) the failure at any time of PPL Montana Holdings, LLC or its successors to own 80% or more of the outstanding shares of the Voting Stock in the Borrower.

"Closing Date" means the date hereof.

"Commitment" means the commitment of the Lender to make Revolving Loans under Section 2.01 of this Agreement and to convert Revolving Loans into a Term Loan pursuant to Section 2.07(b) of this Agreement.

"Commitment Fee" has the meaning set forth in Section 2.06(a).

"Consolidated Capitalization" shall mean the sum of, without duplication, (A) the Consolidated Debt of the Borrower, and (B) the consolidated shareowners' equity (determined in accordance with GAAP) of the common, preference and preferred stockholders of the Borrower and minority interests recorded on the Borrower's consolidated financial statements (excluding therefrom the effect of all unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133 in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements for the future delivery of electricity or capacity), except that for purposes of calculating Consolidated Capitalization of the Borrower, Consolidated Debt of the Borrower shall exclude Non-Recourse Debt and Consolidated Capitalization of the Borrower shall exclude that portion of shareholder equity attributable to assets securing Non-Recourse Debt.

"Consolidated Cash Interest Expense" means, for any period, the amount of Consolidated Interest Expense actually paid in cash.

"Consolidated Debt" means the consolidated Debt of the Borrower and its Consolidated Subsidiaries (determined in accordance with GAAP), except that for purposes of this definition Consolidated Debt of the Borrower shall exclude Non-Recourse Debt.

"Consolidated Funds From Operations" means, for any period (a) Consolidated Net Income for such period, plus (b) Consolidated Interest Expense, plus (c) the amount of each non-cash item added to net income in determining Consolidated Operating Cash Flow for such period (including, without limitation, any non-cash item of expense, charge, provision or loss, but excluding any amounts added in respect of changes in current asset accounts and current liability accounts), minus (d) the amount of each non-cash item subtracted from net income in determining Consolidated Operating Cash Flow for such period (including, without limitation, any non-cash item of revenue, gain or income, but excluding any amounts subtracted in respect of changes in current asset accounts and current liability accounts).

"Consolidated Interest Expense" means, for any period, the gross interest expense (including, without limitation, that attributable to Capital Leases Obligations or a Synthetic Lease) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the Borrower with respect to Interest Rate Protection Agreements, but without giving effect to the write-off of expenses associated with the termination of Interest Rate Protection Agreements.

"Consolidated Net Income" means, for any period, the net income (or net loss) of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

"Consolidated Operating Cash Flow" means, for any period, the Borrower's net cash provided (used in) operating activities, as determined in accordance with GAAP and reflected in the Borrower's consolidated statement of cash flows in the Borrower's consolidated financial statements delivered to the Lender pursuant to Section 5.04, and any corresponding measure of net cash provided (used in) operating activities as the Borrower may provide in any future consolidated financial statements to be delivered to the Lender pursuant to Section 5.04.

"Consolidated Subsidiary" means with respect to any Person at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

"Conversion Date" means the date selected by the Borrower to convert the outstanding Revolving Loans into a Term Loan pursuant to Section 2.07(b).

"Corporation" means a corporation, association, company, joint stock company, limited liability company, partnership or business trust.

"Credit Event" means a Borrowing or the arranging for the issuance, renewal or extension of a Letter of Credit.

"Debt" of any Person means, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person with respect to deposits or advances of any kind, (iii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iv) all Guarantees by such Person of Debt of others, (v) all Capital Lease Obligations and Synthetic Leases of such Person, (vi) all obligations of such Person in respect of Interest Rate Protection Agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements (the amount of any such obligation to be the net amount that would be payable upon the acceleration, termination or liquidation thereof) and (vii) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances; provided, however, that "Debt" of such Person does not include (a) obligations of such Person under any installment sale, conditional sale or title retention agreement or any other agreement relating to obligations for the deferred purchase price of property or services (b) obligations under agreements relating to the purchase and sale of any commodity, including any power sale or purchase agreements, any commodity hedge or derivative (regardless of whether any such transaction is a "financial" or physical transaction), (c) any trade obligations or other obligations of such Person incurred in the ordinary course of business or (d) obligations of such Person under any lease agreement (including any lease intended as security) that is not a Capital Lease or a Synthetic Lease.

"Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

"Dollars" and the sign "$" means lawful money of the United States of America.

"Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or other written governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or Hazardous Substances or wastes.

"Environmental Liabilities" means all liabilities (including anticipated compliance costs) in connection with or relating to the business, assets, presently or previously owned, leased or operated property, activities (including, without limitation, off-site disposal) or operations of the Borrower or any of its Subsidiaries, whether vested or unvested, contingent or fixed, actual or potential, which arise under or relate to matters covered by Environmental Laws.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

"ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code.

"Event of Default" has the meaning set forth in Section 7.01.

"Financial Projections" means (a) any forward looking statement (within the meaning of the Securities Act of 1933 and the rules and regulations thereunder) and (b) any "prospective financial statement, financial forecast or financial projection" (as defined in guidelines published by the American Institute of Certified Public Accountants).

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

"Governmental Authority" means any federal, state or local government, authority, agency, central bank, quasi-governmental authority, court or other body or entity, and any arbitrator with authority to bind a party at law.

"Guarantee" of or by any person means any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Debt of any other person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for payment of such Debt, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

"Hazardous Substances" means any toxic, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

"Indemnitee" has the meaning set forth in Section 8.03(b).

"Interest Period" means, unless otherwise agreed to by the Borrower and the Lender, a period commencing on the first day of each calendar month and ending on the last day of such calendar month; provided, that no Interest Period shall end after the Revolving Termination Date or the Term Loan Maturity Date, as applicable.

"Interest Rate Protection Agreements" means any agreement providing for an interest rate swap, cap or collar, or any other financial agreement designed to protect against fluctuations in interest rates.

"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

"Issuing Lender" has the meaning set forth in Section 3.03.

"Lender" is defined in the introductory paragraph of this Agreement.

"Lender Default" means the failure (which has not been cured) of the Lender to make available any Loan or Letter of Credit which in either case it is obligated to make available under the terms and conditions of this Agreement.

"Lender's Credit Facilities" has the meaning set forth in Section 3.03.

"Letter of Credit" means any letter of credit issued on the Borrower's behalf pursuant to this Agreement.

"Letter of Credit Commitment" means the lesser of (i) $100,000,000 and (ii) the aggregate Revolving Commitment.

"Letter of Credit Fee" has the meaning set forth in Section 2.06(b).

"Letter of Credit Liabilities" means the sum, without duplication, of (i) the aggregate amount that is (or may thereafter become) available for drawing under all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount of all Reimbursement Obligations outstanding at such time.

"Letter of Credit Request" has the meaning set forth in Section 3.02.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance intended to confer or having the effect of conferring upon a creditor a preferential interest.

"Loan" means a loan made by the Lender to the Borrower pursuant to the terms of this Agreement.

"Loan Documents" means this Agreement and the Revolving Notes, collectively.

"London Interbank Offered Rate" means, for any Interest Period, the interest rate for deposits in Dollars for a one-month period which appears on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period; provided, however, if more than one rate is specified on Telerate page 3750, the applicable rate shall be the arithmetic means of all such rates. If for any reason such rate is not available, the term "London Interbank Offered Rate" means for any Interest Period, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a period of time comparable to such Interest Period; provided, however, that if more than one such rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If for any reason the London interbank offered rate is not available on either Telerate page 3750 or Reuters Screen LIBO Page, the term "London Interbank Offered Rate" means for any Interest Period, the rate per annum at which deposits in Dollars are offered to Wachovia Bank, National Association in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Loan to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

"Margin Stock" means "margin stock" as such term is defined in Regulation U.

"Material Adverse Effect" means (i) any material adverse effect upon the business, assets, financial condition or operations of the Borrower or the Borrower and its Subsidiaries, taken as a whole; (ii) a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents or (iii) a material adverse effect on the validity or enforceability of the Loan Documents.

"Material Debt" means Debt (other than the Revolving Notes) of the Borrower and/or one or more of its Subsidiaries in a principal or face amount exceeding $40,000,000.

"Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

"Moody's" means Moody's Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Lender may select.

"Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

"Non-Recourse Debt" shall mean Debt that is nonrecourse to the Borrower or any Subsidiary.

"Notice of Borrowing" has the meaning set forth in Section 2.02.

"Notice of Term Loan Conversion" has the meaning set forth in Section 2.07(b).

"Obligations" means:

(i)  all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan, fees payable under, or any Revolving Note issued pursuant to, this Agreement;

(ii)  all other amounts now or hereafter payable by the Borrower and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Borrower pursuant this Agreement or any other Loan Document; and

(iii)  all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 8.03 hereof or under any other similar provision of any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

"Other Taxes" has the meaning set forth in Section 2.13(b).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Business" with respect to any Person means a business that is the same or similar to the business of the Borrower or any Subsidiary as of the date hereof, or any business reasonably related thereto.

"Person" means an individual, a corporation, a partnership, an association, a limited liability company, a trust or an unincorporated association or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Plan" means at any time an employee pension benefit plan (including a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

"Quarterly Date" means the last Business Day of each March, June, September and December.

"Reimbursement Obligations" means at any time all obligations of the Borrower to reimburse the Lender pursuant to Section 3.04 for amounts paid by the Lender to the Issuing Lenders in respect of drawings under Letters of Credit.

"Revolving" means, when used with respect to (i) the Lender's Commitment, the Lender's Revolving Commitment, as such Revolving Commitment may be reduced from time to time pursuant to Sections 2.07 or 2.08, (ii) a Borrowing, a Borrowing made by the Borrower under Section 2.01, as identified in the Notice of Borrowing with respect thereto, (iii) a Loan, a Loan made under Section 2.01, and (iv) a Revolving Note, a promissory note, substantially in the form of Exhibit A hereto, issued at the request of the Lender evidencing the obligation of the Borrower to repay outstanding Revolving Loans.

"Revolving Outstandings" means at any time, the sum of (i) aggregate principal amount of the outstanding Revolving Loans plus (ii) the aggregate amount of outstanding Letter of Credit Liabilities.

"Revolving Termination Date" means December 31, 2005 (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitment shall have been terminated in its entirety in accordance with this Agreement.

"SEC" means the Securities and Exchange Commission.

"S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Lender may select.

"Special Purpose Subsidiary" means any Wholly-Owned Subsidiary (regardless of the form of organization) of the Borrower formed solely for the purpose of, and which engages in no other activities except those necessary for, effecting financings related to Synthetic Leases.

"Subsidiary" means, any Corporation a majority of the outstanding Voting Stock of which is owned, directly or indirectly, by the Borrower or one or more other Subsidiaries of the Borrower.

"Synthetic Lease" means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

"Taxes" has the meaning set forth in Section 2.13(a).

"Term Loan" has the meaning set forth in Section 2.07(b).

"Term Loan Maturity Date" means the date 364 days after the Conversion Date.

"Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

"United States" means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

"Voting Stock" means stock (or other interests) of a Corporation having ordinary voting power for the election of directors, managers or trustees thereof, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

"Wholly-Owned Subsidiary" means, with respect to any Person at any date, any Subsidiary of such Person all of the Voting Stock of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person.

ARTICLE II

THE CREDITS

Section 2.01  Commitment to Lend. The Lender agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrower pursuant to this Section 2.01 from time to time during the Availability Period in amounts such that the Revolving Outstandings shall not exceed $100,000,000. Each Revolving Borrowing shall be in an aggregate principal amount of $100,000 or any larger multiple of $1,000 (except that any such Borrowing may be in the aggregate amount of the unused Revolving Commitments). Within the foregoing limits, the Borrower may borrow under this Section 2.01, repay, or, to the extent permitted by Section 2.09, prepay, Revolving Loans and reborrow under this Section 2.01.

Section 2.02  Notice of Borrowings. The Borrower shall give the Lender notice (a "Notice of Borrowing") specifying (i) the date of such Borrowing, which shall be a Business Day; and (ii) the aggregate amount of such Borrowing.

Section 2.03  Irrevocability of Notice; Funding of Loans.

(a)  Irrevocability of Notice. Upon the Lender's receipt of a Notice of Borrowing, such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)  Funding of Loans. The Lender shall make available each Borrowing, in Federal or other funds immediately available in Billings, Montana, to the Borrower at its address referred to in Section 7.01 not later than 2:00 p.m. (Allentown, Pennsylvania time) on the date of each Borrowing.

Section 2.04  Noteless Agreement; Evidence of Indebtedness.

(a)  The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender from time to time, including (i) the amount of each Loan made hereunder and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder from the Borrower.

(b)  The entries maintained in the accounts maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(c)  The Lender may request that its Revolving Loans be evidenced by a Revolving Note. In such event, the Borrower shall prepare, execute and deliver to the Lender a Revolving Note payable to the order of the Lender. Thereafter, the Revolving Loans evidenced by such Revolving Note and interest thereon shall at all times be represented by one or more Revolving Notes payable to the order of the payee named therein (or any assignee), except to the extent that either the Lender or an assignee subsequently returns any such Revolving Note for cancellation and requests that such Loans once again be evidenced as described in paragraph (a) above.

Section 2.05  Interest Rates.

(a)  Interest Rates. Each Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period plus the Applicable Percentage Loans for such day plus the Applicable Utilization Fee for such day, if any. Such interest shall be payable for each Interest Period on the twentieth (20th) Business Day of the immediately following Interest Period. Any overdue principal of or interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the sum of (A) the London Interbank Offered Rate applicable to such Loan at the date such payment was due plus (B) the Applicable Percentage for such day plus (C) the Applicable Utilization Fee, if any.

(b)  Determination and Notice of Interest Rates. The same interest rate shall apply to all outstanding Loans during an Interest Period. The Lender shall determine the interest rate applicable to all Loans during each Interest Period two Business Days before the first day of such Interest Period. The Lender shall give prompt notice to the Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error. Any such notice shall, without the necessity of the Lender so stating in such notice, be subject to adjustments in the Applicable Percentage applicable to such Loans after the beginning of the Interest Period applicable thereto. When during an Interest Period any event occurs that causes an adjustment in the Applicable Percentage applicable to Loans to which such Interest Period is applicable, the Lender shall give prompt notice to the Borrower of such event and the adjusted rate of interest so determined for such Loans, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.06  Fees.

(a)  Commitment Fee. The Borrower shall pay to the Lender a fee (the "Commitment Fee") for each day at a rate per annum equal to the Applicable Percentage for the Commitment Fee for such day. The Commitment Fee shall accrue from and including the Closing Date to but excluding the last day of the Availability Period on the amount by which the Revolving Commitment exceeds the sum of its Revolving Outstandings on such day, and shall be payable on each Quarterly Date and on the Revolving Termination Date. Any Commitment Fee paid hereunder shall not be refundable under any circumstances.

(b)  Letter of Credit Fees. The Borrower shall pay to the Lender a fee (the "Letter of Credit Fee") for each day at a rate per annum equal to the Applicable Percentage for the Letter of Credit Fee for such day plus the Applicable Utilization Fee for such day, if any. The Letter of Credit Fee shall accrue from and including the Closing Date to but excluding the last day of the Availability Period on the aggregate amount available for drawing under any Letters of Credit outstanding on such day. In addition, the Borrower shall pay to the Lender a fee (the "Fronting Fee") in respect of each Letter of Credit arranged for issuance by the Lender computed at the rate of .125% per annum on the average amount available for drawing under such Letter(s) of Credit. Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Date and upon the first day after the Revolving Termination Date upon which no Letters of Credit remain outstanding. In addition, the Borrower agrees to pay to the Lender, upon each issuance of, payment under, and/or amendment of, a Letter of Credit, such amount as shall at the time of such issuance, payment or amendment be the administrative charges and expenses which the Lender pays to the applicable Issuing Lender in accordance with the Lender's Credit Facilities.

(c)  Payments. Except as otherwise provided in this Section 2.06, accrued fees under this Section 2.06 in respect of Loans and Letter of Credit Liabilities shall be payable quarterly in arrears on each Quarterly Date, on the last day of the Availability Period and, if later, on the date the Loans and Letter of Credit Liabilities shall be repaid in their entirety. Fees paid hereunder shall not be refundable under any circumstances.

Section 2.07  Adjustments of Commitments.

(a)  Optional Termination or Reductions of Commitments. The Borrower may, upon at least three Business Days' notice to the Lender, (i) terminate the Revolving Commitment, if there are no Revolving Outstandings at such time or (ii) reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000, the amount by which the Revolving Commitment exceeds the Revolving Outstandings. If the Revolving Commitment is terminated in its entirety, all accrued fees shall be payable on the effective date of such termination.

(b)  Optional Conversion to Term Loan. At any time on or within 10 days of the Revolving Termination Date when Revolving Loans are outstanding, at the Borrower's option upon written notice (a "Notice of Term Loan Conversion") to the Lender, the Borrower may elect to convert the then outstanding aggregate principal amount of Revolving Loans hereunder to a term loan (the "Term Loan"). The Notice of Term Loan Conversion shall (i) expressly state the date on which such conversion shall occur (such date being the "Conversion Date"), which date shall be a Business Day occurring on or before the Revolving Termination Date, (ii) be irrevocable once given and (iii) constitute a representation and warranty by the Borrower that the conditions contained in Section 5.01(b), (c) and (d) have been satisfied as of the date of such Notice of Term Loan Conversion and as of the Conversion Date, prior to and after giving effect to any such conversion. From and after the Conversion Date, (i) the Borrower's option to borrow Revolving Loans hereunder shall terminate, (ii) the Revolving Commitment shall be reduced to zero, (iii) the outstanding principal balance of all Revolving Loans shall convert to a Term Loan which shall be due and payable on the earlier of (a) the Term Loan Maturity Date and (b) the date on which all Loans shall become due and payable under Article VII and (iv) all references in this Agreement to "Revolving Loans" and "Revolving Notes" shall be deemed to be references to such Revolving Loans and the related Revolving Notes as so converted into a Term Loan, in each case as the context requires.

Section 2.08  Maturity of Loans; Mandatory Prepayments.

(a)  Scheduled Repayments and Prepayments of Loans; Overline Repayments.

(i)  The Revolving Loans shall mature on the Revolving Termination Date or the Term Loan Maturity Date, as applicable, and any Revolving Loans or Letter of Credit Liabilities then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable.

(ii)  If on any date the Revolving Outstandings exceed the Revolving Commitment, the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon), such date an aggregate principal amount of Loans equal to such excess. If the outstanding Revolving Loans have been repaid in full or the Revolving Termination Date shall have occurred and any Letter of Credit Liabilities remain outstanding, the Borrower shall cash collateralize any Letter of Credit Liabilities by depositing in a cash collateral account established and maintained (including the investments made pursuant thereto) by the Lender pursuant to a cash collateral agreement in form and substance satisfactory to the Lender such amounts as are necessary so that, after giving effect to the repayment of Revolving Loans and the cash collateralization of Letter of Credit Liabilities pursuant to this subsection, the aggregate Revolving Outstandings do not exceed the aggregate amount of the Revolving Commitments. In determining Revolving Outstandings for purposes of this clause (ii), Letter of Credit Liabilities shall be reduced to the extent that they are cash collateralized as contemplated by this Section 2.08(a)(ii).

Section 2.09  Optional Prepayments and Repayments. The Borrower may prepay any Borrowing, in each case in whole or in part at any time, or from time to time.

Section 2.10  General Provisions as to Payments. The Borrower shall make each payment of principal of and interest on the Loans and fees hereunder not later than 5:00 p.m. (Allentown, Pennsylvania time) on the date when due, without set-off, counterclaim or other deduction, in Federal or other funds immediately available in Allentown, Pennsylvania, to the Lender at its address referred to in Section 8.01. Whenever any payment of principal of or interest on Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

Section 2.11  Funding Losses. If the Borrower makes any payment of principal with respect to any Loan pursuant to the terms and provisions of this Agreement on any day other than the last day of the Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.05(b), or if the Borrower fails to borrow, convert or prepay any Loan after notice has been given in accordance with the provisions of this Agreement, the Borrower shall reimburse the Lender within 15 days after demand for any resulting loss or expense incurred by it, including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow or prepay; provided, that the Lender shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

Section 2.12  Computation of Interest and Fees. All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (excluding the first day but including the last day).

Section 2.13  Taxes.

(a)  Payments Net of Certain Taxes. Any and all payments by the Borrower to the Lender or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges and withholdings and all liabilities with respect thereto, excluding: (i) taxes imposed on or measured by the net income of, and gross receipts, franchise or similar taxes imposed on, the Lender by the jurisdiction (or subdivision thereof) under the laws of which the Lender is organized or in which its principal executive office is located, and (ii) any United States withholding tax imposed on such payments (all such nonexcluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to the Lender, (i) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.13(a)) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Lender, the original or a certified copy of a receipt evidencing payment thereof.

(b)  Other Taxes. In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to any Loan Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

(c)  Indemnification. The Borrower agrees to indemnify the Lender for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13(c)), whether or not correctly or legally asserted, paid by the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto as certified in good faith to the Borrower by the Lender seeking indemnification pursuant to this Section 2.13(c). This indemnification shall be paid within 15 days after the Lender makes demand therefor.

(d)  Refunds or Credits. If the Lender receives a refund, credit or other reduction from a taxation authority for any Taxes or Other Taxes for which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall within 15 days from the date of such receipt pay over the amount of such refund, credit or other reduction to the Borrower (but only to the extent of indemnity payments made or additional amounts paid by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund, credit or other reduction), net of all reasonable out-of-pocket expenses of the Lender and without interest (other than interest paid by the relevant taxation authority with respect to such refund, credit or other reduction); provided, however, that the Borrower agrees to repay, upon the request of the Lender, the amount paid over to the Borrower (plus penalties, interest or other charges) to the Lender in the event the Lender is required to repay such refund or credit to such taxation authority.

ARTICLE III

LETTERS OF CREDIT

Section 3.01  Letters of Credit. The Lender agrees, on the terms and conditions set forth in this Agreement, to arrange for the issuance of Letters of Credit from time to time before the 5th day prior to the Revolving Termination Date for the account, and upon the request, of the Borrower and in support of such obligations of the Borrower that are acceptable to the Lender; provided, that, immediately after each Letter of Credit is issued, (A) the aggregate amount of the Letter of Credit Liabilities shall not exceed the Letter of Credit Commitment and (B) the Revolving Outstandings shall not exceed the Revolving Commitment.

Section 3.02  Method of Issuance of Letters of Credit. The Borrower shall give the Lender notice (a "Letter of Credit Request") of the requested issuance or extension of a Letter of Credit prior to 5:00 p.m. (Allentown, Pennsylvania time) on the Business Day immediately preceding the proposed date of the issuance or extension of Letters of Credit (or such shorter period as may be agreed by the Lender in any particular instance), specifying the date such Letter of Credit is to be issued or extended and describing the terms of such Letter of Credit and the nature of the transactions to be supported thereby. The extension or renewal of any Letter of Credit shall be deemed to be an issuance of such Letter of Credit and shall be subject to the same conditions as the original issuance of such Letter of Credit. No Letter of Credit shall have a term of more than one year; provided, that no Letter of Credit shall have a term extending or be so extendible beyond the fifth Business Day before the Revolving Termination Date.

Section 3.03  Conditions to Issuance of Additional Letters of Credit. Any Letters of Credit shall be issued by the lenders (the "Issuing Lenders") under Lender's credit facilities (the "Lender's Credit Facilities"), and in addition to any terms and conditions set forth in this Agreement, the issuance of any such Letters of Credit shall be subject to the terms and conditions of the Lender's Credit Facilities. Lender shall have no obligation to arrange for the issuance of any Letter of Credit hereunder or to maintain any Letter of Credit if it is unable for any reason to obtain such Letter of Credit from the Issuing Lenders under the Lender's Credit Facilities or if it is unable to maintain any such Letter of Credit in accordance with the Lender's Credit Facilities (including if any such facility is terminated). In addition, the Lender's obligation to arrange for the issuance by the Issuing Lenders of any Letter of Credit shall also be subject to the conditions precedent that (i) the Borrower shall have executed and delivered such instruments and agreements relating to such Letter of Credit as the Lender and the Issuing Lenders shall have reasonably requested and (ii) the Borrower shall have confirmed on the date of (and after giving effect to) such issuance that (A) the aggregate amount of all Letter of Credit Liabilities will not exceed the Letter of Credit Commitment and (B) the aggregate Revolving Outstandings will not exceed the Revolving Commitment.

Section 3.04  Reimbursement Obligations. The Borrower understands that the Lender is obligated under the Lender's Credit Facilities to irrevocably and unconditionally reimburse the applicable Issuing Lender for any amounts paid by such Issuing Lender upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the Issuing Lender may pay or incur relative to such drawing and certain interest amounts. The Borrower agrees to reimburse the Lender for any such amounts paid by the Lender to the applicable Issuing Lender at or before 5:00 p.m. (Allentown, Pennsylvania time) on the date the Lender reimburses the Issuing Lender. The Borrower shall also indemnify the Lender for any and all damages incurred by the Lender in connection with any Letter of Credit. In addition, the Borrower agrees to pay to the Lender interest, payable on demand, on any and all amounts not paid by the Borrower to the Lender when due under this Section 3.04, for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the sum of 2% plus the rate applicable to Loans for such day. Each payment to be made by the Borrower pursuant to this Section 3.04 shall be made to the Lender in Federal or other funds immediately available to it at its address referred to Section 8.01.

Section 3.05  Obligations in Respect of Letters of Credit Unconditional. The obligations of the Borrower under Section 3.04 above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:

(a)  any lack of validity or enforceability of this Agreement or any Letter of Credit or any document related hereto or thereto;

(b)  any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement or any Letter of Credit or any document related hereto or thereto;

(c)  the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(d)  the existence of any claim, set-off, defense or other rights that the Borrower may have at any time against a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting), the Lender, any Issuing Lender or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(e)  any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(f)  payment under a Letter of Credit against presentation to the Issuing Lender of a draft or certificate that does not comply with the terms of such Letter of Credit; provided, that the relevant Issuing Lender's determination that documents presented under such Letter of Credit comply with the terms thereof shall not have constituted gross negligence or willful misconduct of such Issuing Lender; or

(g)  any other act or omission to act or delay of any kind by the Lender or any Issuing Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this subsection (g), constitute a legal or equitable discharge of the Borrower's obligations hereunder.

ARTICLE IV

CONDITIONS TO CREDIT EVENTS

Section 4.01  Conditions to All Credit Events. The obligation of the Lender to make a Loan on the occasion of any Borrowing, and the obligation of the Lender to arrange for the issuance of any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  receipt by the Lender of a Notice of Borrowing as required by Section 2.02 or a Letter of Credit Request as required by Section 3.02, as applicable;

(b)  the fact that, immediately before and after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing;

(c)  the fact that the representations and warranties of the Borrower contained in the Loan Documents shall be true and correct on and as of the date of such Credit Event;

(d)  since December 31, 2001, there shall have been no change in the business, assets, financial condition or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, which materially adversely affects the ability of the Borrower to perform any of its obligations under the Loan Documents; and

(e)  receipt by the Lender of such other assurances, certificates, documents, consents or opinions as the Lender may reasonably request, in each case in form and substance satisfactory to the Lender.

Each Credit Event under this Agreement shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Event as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 5.01  Status. The Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the limited liability company authority to make and perform each Loan Document.

Section 5.02  Authority; No Conflict. The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary limited liability company action and do not violate (i) any provision of law or regulation, or any decree, order, writ or judgment, (ii) any provision of its limited liability company agreement, or (iii) result in the breach of or constitute a default under any indenture or other agreement or instrument to which the Borrower is a party.

Section 5.03  Legality; Etc. Each Loan Document (other than the Revolving Notes) constitutes the legal, valid and binding obligation of the Borrower, and the Revolving Notes, when executed and delivered in accordance with this Agreement, will constitute legal, valid and binding obligations of the Borrower, in each case enforceable against the Borrower in accordance with their terms except to the extent limited by (a) bankruptcy, insolvency, fraudulent conveyance or reorganization laws or by other laws relating to or affecting the enforceability of creditors' rights generally and by general equitable principles which may limit the right to obtain equitable remedies regardless of whether enforcement is considered in a proceeding of law or equity or (b) any applicable public policy on enforceability of provisions relating to contribution and indemnification.

Section 5.04  Financial Condition.

(a)  Audited Financial Statements. The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2001 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by an independent certified public accounting firm reasonably acceptable to Lender, copies of which have been delivered to the Lender, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower as of such date and its consolidated results of operations and cash flows for such fiscal year.

(b)  Interim Financial Statements. The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2002 and the related unaudited consolidated statements of income and cash flows for the three months then ended fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower as of such date and its consolidated results of operations and cash flows for such three-month period (subject to normal year-end audit adjustments).

(c)  Material Adverse Change. Since December 31, 2001 there has been no change in the business, assets, financial condition or operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, that would materially and adversely affect the Borrower's ability to perform any of its obligations under the Loan Documents.

Section 5.05  Rights to Properties. The Borrower and its Subsidiaries have good and valid fee, leasehold, easement or other right, title or interest in or to all the properties necessary to the conduct of their business as conducted on the date hereof and as presently proposed to be conducted, except to the extent the failure to have such rights or interests would not have a Material Adverse Effect.

Section 5.06  Litigation. Except as disclosed in or contemplated by the Borrower's Form 10-K Report to the SEC for the year ended December 31, 2001 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished in writing to the Lender, no litigation, arbitration or administrative proceeding against the Borrower is pending or, to the Borrower's knowledge, threatened, which, if adversely determined, would materially and adversely affect the ability of the Borrower to perform any of its obligations under the Loan Documents. There is no litigation, arbitration or administrative proceeding pending or, to the knowledge of the Borrower, threatened which questions the validity of the Loan Documents.

Section 5.07  No Violation. No part of the proceeds of the borrowings by hereunder will be used, directly or indirectly by the Borrower for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or for any other purpose which violates, or which conflicts with, the provisions of Regulation U or X of said Board of Governors. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such "margin stock".

Section 5.08  ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Material Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Material Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Material Plan, (ii) failed to make any contribution or payment to any Material Plan, or made any amendment to any Material Plan, which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 5.09  Governmental Approvals. No authorization, consent or approval from any Governmental Authority is required for the execution, delivery and performance by the Borrower of the Loan Documents, except such authorizations, consents and approvals as have been obtained prior to the Closing Date and are in full force and effect.

Section 5.10  Investment Company Act. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 5.11  Public Utility Holding Company Act. The Borrower is not a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.12  Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state, local and foreign income tax returns required to have been filed by it and has paid or caused to be paid all income taxes shown to be due on such returns except income taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or its Subsidiaries, as the case may be, shall have set aside on its books appropriate reserves with respect thereto in accordance with GAAP or that would not reasonably be expected to have a Material Adverse Effect.

Section 5.13  Compliance with Laws. To the knowledge of the Borrower or any of its Subsidiaries, the Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance would not reasonably be expected to materially and adversely affect its ability to perform any of its obligations under the Loan Documents.

Section 5.14  No Default. No Default or Event of Default has occurred and is continuing.

Section 5.15  Environmental Matters.

(a)  Except (i) as disclosed in or contemplated by the Borrower's Form 10-K Report to the SEC for the year ended December 31, 2001 or in any subsequent Form 10-Q or 8-K Report or otherwise furnished to the Lender in writing, or (ii) to the extent that the liabilities of the Borrower and its Subsidiaries, taken as a whole, that relate to or could result from the matters referred to in clauses (a) through (c), inclusive, would not reasonably be expected to result in a Material Adverse Effect, to the Borrower's or any of its Subsidiaries' knowledge:

(i)  no notice, notification, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed nor is any investigation or review pending or threatened by any governmental or other entity with respect to any (A) alleged violation by the Borrower or any of its Subsidiaries of any Environmental Law, (B) alleged failure by the Borrower or any of its Subsidiaries to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (C) generation, storage, treatment, disposal, transportation or release of Hazardous Substances;

(ii)  no Hazardous Substance has been released (and no written notification of such release has been filed) (whether or not in a reportable or threshold planning quantity) at, on or under any property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries; and

(iii)  no property now or previously owned, leased or operated by the Borrower or any of its Subsidiaries or any property to which the Borrower or any of its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed or, to the Borrower's or any of its Subsidiaries' knowledge, proposed for listing, on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

(b)  To the Borrower's or any of its Subsidiaries' knowledge, there are no Environmental Liabilities that have resulted or could reasonably be expected to result in a Material Adverse Effect.

ARTICLE VI

COVENANTS

The Borrower agrees that so long as the Lender has any Commitment hereunder or any amount payable hereunder or under any Revolving Note remains unpaid:

Section 6.01  Information. The Borrower will deliver or cause to be delivered to the Lender:

(a)  Annual Financial Statements. Within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year and accompanied by an opinion thereon by independent public accountants of recognized national standing, which opinion shall state that such consolidated financial statements present fairly the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis.

(b)  Quarterly Financial Statements. Within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such fiscal quarter, all certified (subject to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by any vice president, the treasurer or the controller of the Borrower.

(c)  Officer's Certificate. Simultaneously with the delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of the chief accounting officer of the Borrower, (i) setting forth in reasonable detail the calculations required to establish compliance with the requirements of Sections 6.12 and 6.13 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(d)  Default. Forthwith upon acquiring knowledge of the occurrence of any Default or Event of Default, a certificate of any vice president, the treasurer or the controller of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.

(e)  Change in Borrower's Ratings. Upon the president, any vice president, the treasurer, assistant treasurer or controller of the Borrower obtaining knowledge of any change in Borrower's Rating, a notice of such Borrower's Rating after giving effect to such change.

(f)  Securities Laws Filing. Within 120 days after the end of each fiscal year, a copy of any Form 10-K Report to the SEC and within 60 days after the end of each of the first three quarters in each fiscal year, a copy of any Form 10-Q Report to the SEC, and promptly upon the filing thereof, any other filings with the SEC.

(g)  ERISA Matters. If and when any member of the ERISA Group: (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Material Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Material Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives, with respect to any Material Plan that is a Multiemployer Plan, notice of any complete or partial withdrawal liability under Title IV of ERISA, or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose material liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Material Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code with respect to a Material Plan, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA; or (vii) fails to make any payment or contribution to any Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security, a copy of such notice, a certificate of the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take.

(h)  Other Information. From time to time such additional financial or other information regarding the financial condition, results of operations, properties, assets or business of the Borrower or of any of its Subsidiaries as the Lender may reasonably request.

Section 6.02  Maintenance of Property; Insurance.

(a)  Maintenance of Properties. The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in their respective businesses in good working order and condition, subject to ordinary wear and tear, unless the Borrower determines in good faith that the continued maintenance of any of such properties is no longer economically desirable and so long as the failure to so maintain such properties would not reasonably be expected to have a Material Adverse Effect.

(b)  Insurance. The Borrower will maintain, or cause to be maintained, insurance with financially sound (determined in the reasonable judgment of the Borrower) and responsible companies in such amounts (and with such risk retentions) and against such risks as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate.

Section 6.03  Conduct of Business and Maintenance of Existence. The Borrower will (i) continue, and will cause each of its Subsidiaries to continue, to engage only in businesses of the same general type as now conducted by the Borrower and its Subsidiaries and businesses related thereto or arising out of such businesses, except to the extent that the failure to maintain any existing business would not have a Material Adverse Effect and (ii) except as otherwise permitted in Section 6.08, preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective limited liability company (or other entity) existence and their respective rights, privileges and franchises necessary or material to the normal conduct of business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.04  Compliance with Laws, Etc. The Borrower will comply, and will cause each of its Subsidiaries to comply, with all applicable laws, regulations and orders of any Governmental Authority, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with all applicable ERISA and Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent (a) such compliance is being contested in good faith by appropriate proceedings or (b) non-compliance could not reasonably be expected to have a Material Adverse Effect.

Section 6.05  Books and Records. The Borrower (i) will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in conformity with GAAP and (ii) will permit representatives of the Lender to visit and inspect any of their respective properties, to examine and make copies from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, any employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired; provided, that, the rights created in this Section 5.05 to "visit", "inspect", "discuss" and copy shall not extend to any matters which the Borrower deems, in good faith, to be confidential, unless the Lender agrees in writing to keep such matters confidential.

Section 6.06  Use of Proceeds. The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes. No such use of the proceeds for general corporate purposes will be, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock within the meaning of Regulation U.

Section 6.07  Restriction on Liens. The Borrower will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary (including, without limitation, their Voting Stock), except:

(a)  Liens for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(b)  Liens imposed by law, such as carriers', landlords', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 45 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(c)  Liens arising out of pledges or deposits under worker's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)  easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variances and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property;

(e)  judgment Liens arising from judgments which secure payment of legal obligations that would not constitute a Default under Section 7.01;

(f)  any vendor's Liens, purchase money Liens or any other Lien on any property or asset acquired by the Borrower or any of its Subsidiaries after the date hereof existing on any such property or asset at the time of acquisition thereof (and not created in anticipation thereof); provided, that, in any such case no such Lien shall extend to or cover any other asset of the Borrower or such Subsidiaries, as the case may be;

(g)  Liens, deposits and/or similar arrangements to secure the performance of bids, tenders or contracts (other than contracts for borrowed money), public or statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business by the Borrower or any of its Subsidiaries, including Liens to secure obligations under agreements relating to the purchase and sale of any commodity (including power purchase and sale agreements, any commodity hedge or derivative regardless of whether any such transaction is a "financial" or "physical transaction");

(h)  Liens on assets of the Borrower and its Subsidiaries arising out of obligations or duties to any municipality or public authority with respect to any franchise, grant, license, permit or certificate.

(i)  rights reserved to or vested in any municipality or public authority to control or regulate any asset of the Borrower or any of its Subsidiaries or to use such asset in a manner which does not materially impair the use of such asset for the purposes for which it is held by the Borrower or any of its Subsidiaries;

(j)  irregularities in or deficiencies of title to any asset which do not materially adversely affect the use of such property by the Borrower or any of its Subsidiaries in the normal course of its business;

(k)  any Lien on any property or asset of any corporation or other entity existing at the time such corporation or entity is acquired, merged or consolidated or amalgamated with or into the Borrower or any of its Subsidiaries and not created in contemplation of such event;

(l)  any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring, constructing or improving such asset; provided, that any such Lien attaches to such asset, solely to extent of the value of the obligation secured by such Lien, concurrently with or within 180 days after the acquisition, construction or improvement thereof:

(m)  any Liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code of 1986, as amended, to finance all or any part of the purchase price of or the cost of constructing, equipping or improving property;

(n)  rights of lessees arising under leases entered into by the Borrower or any of its Subsidiaries as lessor, in the ordinary course of business;

(o)  any Liens on or reservations with respect to governmental and other licenses, permits, franchises, consents and allowances; any Liens on patents, patent licenses and other patent rights, patent applications, trade names, trademarks, copyrights, claims, credits, choses in action and other intangible property and general intangibles including, but not limited to, computer software;

(p)  any Liens on automobiles, buses, trucks and other similar vehicles and movable equipment; marine equipment; airplanes, helicopters and other flight equipment; and parts, accessories and supplies used in connection with any of the foregoing;

(q)  any Liens on furniture and furnishings; and computers and data processing, data storage, data transmission, telecommunications and other facilities, equipment and apparatus, which, in any case, are used primarily for administrative or clerical purposes;

(r)  Liens securing letters of credit entered into in the ordinary course of business;

(s)  Liens in addition to those permitted by clauses (a) through (s) on the property or assets of a Special Purpose Subsidiary arising in connection with the lease of such property or assets through one or more other Synthetic Lease financings;

(t)  Liens by any Subsidiary of the Borrower for the benefit of the Borrower or any other Subsidiary;

(u)  Liens on property which is the subject of a Capital Lease Obligation designating the Borrower or any of its Subsidiaries as lessee and all right, title and interest of the Borrower or any of its Subsidiaries in and to such property and in, to and under such lease agreement, whether or not such lease agreement is intended as a security; provided, that the aggregate fair market value of the obligations subject to such Liens shall not at any time exceed $500,000,000;

(v)  Liens on property which is the subject of one or more leases designating the Borrower or any of its Subsidiaries as lessee and all right, title and interest of the Borrower or any of its Subsidiaries in and to such property and in, to and under any such lease agreement, whether or not any such lease agreement is intended as a security;

(w)  Liens arising out of the refinancing, extension, renewal or refunding of any Debt or other obligation secured by any Lien permitted by clauses (a) through (w) of this Section; provided, that such Debt or other obligation is not increased and is not secured by any additional assets; and

(x)  other Liens on assets or property of the Borrower or any of its Subsidiaries, other than Liens on the Voting Stock of the Borrower in its Subsidiaries, so long as the aggregate value of the obligations secured by such Liens does not exceed the greater of $250,000,000 or 15% of the total consolidated assets of the Borrower and its Consolidated Subsidiaries as of the most recent fiscal quarter of the Borrower for which financial statements are available.

Section 6.08  Merger or Consolidation. The Borrower will not merge with or into or consolidate with or into any other corporation or entity, unless (i) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default or Event Default, (ii) the surviving or resulting person, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Borrower under this Agreement, (iii) substantially all of the consolidated assets and consolidated revenues of the surviving or resulting person, as the case may be, are anticipated to come from the utility or energy businesses and (iv) the surviving or resulting person, as the case may be, has senior long-term debt ratings from Moody's and S&P as available (or if the ratings of Moody's and S&P are not available, of such other rating agency as shall be acceptable to the Lender) at least equal to each Borrower's Rating at the end of the fiscal quarter immediately preceding the effective date of such consolidation or merger. No Subsidiary will merge or consolidate with any other Person if such Subsidiary is not the surviving or resulting Person, unless such other Person is (a) the Borrower or a successor of the Borrower permitted hereunder or (b) any other Person which is a Wholly-Owned Subsidiary of the Borrower or a successor of the Borrower permitted hereunder.

Section 6.09  Asset Sales. Except for the sale of assets required to be sold to conform with governmental requirements, the Borrower shall not, and shall not permit any of its Subsidiaries to, consummate any Asset Sale, if the aggregate net book value of all such Asset Sales consummated during the four calendar quarters immediately preceding any date of determination would exceed 25% of the total assets of the Borrower and its Consolidated Subsidiaries as of the beginning of the Borrower's most recently ended full fiscal quarter; provided, however, that any such Asset Sale will be disregarded for purposes of the 25% limitation specified above: (a) if any such Asset Sale is in the ordinary course of business of the Borrower and its Subsidiaries; (b) if the assets subject to any such Asset Sale are worn out or are no longer useful or necessary in connection with the operation of the businesses of the Borrower or its Subsidiaries; (c) if the assets subject to any such Asset Sale are being transferred to a Wholly-Owned Subsidiary of the Borrower; (d) if the proceeds from any such Asset Sale (i) are, within 12 months of such Asset Sale, invested or reinvested by the Borrower or any Subsidiary in a Permitted Business, (ii) are used by the Borrower or a Subsidiary to repay Debt of the Borrower or such Subsidiary, or (iii) are retained by the Borrower or its Subsidiaries; or (e) if, prior to any such Asset Sale, Moody's and S&P confirm the then current Borrower Ratings after giving effect to any such Asset Sale.

Section 6.10  Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries will enter into or permit to exist any arrangement or contract with any of their respective Affiliates unless such arrangement or contract (i) has been approved by a Governmental Authority or (ii) is fair and equitable to the Borrower or its Subsidiaries, as the case may be, and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or its Subsidiaries, as the case may be, with a Person which is not one of its Affiliates. In making any determination as to fairness, equity and prudence, effect shall be given to orders, rules or regulations or any administrative agency, regulatory authority or other governmental body having jurisdiction over the Borrower or its Subsidiaries.

Section 6.11  Restrictive Agreements. Except as set forth in Schedule 6.11 hereto, the Borrower will not permit any of its Subsidiaries to enter into or assume any agreement prohibiting or otherwise restricting the ability of any Subsidiary to pay dividends or other distributions on its respective equity and equity equivalents to the Borrower or any of its Subsidiaries.

Section 6.12  Consolidated Debt to Consolidated Capitalization Ratio. The ratio of Consolidated Debt of the Borrower to Consolidated Capitalization of the Borrower shall not exceed 65% at any time.

Section 6.13  Cash Interest Coverage Ratio. The Borrower's ratio of Consolidated Funds From Operations to Consolidated Cash Interest Expense shall not be less than 2.0 to 1.0 for the four most recently ended consecutive fiscal quarters of the Borrower (taken as a single accounting period).

Section 6.14  Indebtedness. The Borrower will not permit any of its Subsidiaries to incur, create, assume or permit to exist any Debt of such Subsidiaries except:

(a)  Debt owing to the Borrower or another Subsidiary;

(b)  Non-Recourse Debt; and

(c)  other Debt, the aggregate principal amount of which does not exceed $500,000,000 at any time.

ARTICLE VII

DEFAULTS

Section 7.01  Events of Default. If one or more of the following events (each an "Event of Default") shall have occurred and be continuing:

(a)  the Borrower shall fail to pay when due any principal of the Loans or any Reimbursement Obligations; or

(b)  the Borrower shall fail to pay when due any interest on the Loans and Reimbursement Obligations, any fee or any other amount payable under any Loan Document for 5 days following the date such payment becomes due hereunder; or

(c)  the Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.01(a), (b) or (c), clause (ii) of Sections 6.05, and Sections 6.06, 6.08, 6.09, 6.12, 6.13 and 6.14; or

(d)  the Borrower shall fail to observe or perform any covenant or agreement contained in Section 6.01(d) for 10 days after any such failure; or

(e)  the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document (other than those covered by clauses (a), (b), (c) or (d) above) for 30 days after written notice thereof has been given to the defaulting party by the Lender; or

(f)  any representation, warranty or certification made by the Borrower in any Loan Document or in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; or

(g)  the Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Debt beyond any period of grace provided with respect thereto, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Material Debt beyond any period of grace provided with respect thereto if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Debt or a trustee on its or their behalf to cause, such Debt to become due prior to its stated maturity; or

(h)  the Borrower or any Subsidiary of the Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay, or shall admit in writing its inability to pay, its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(i)  an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the Bankruptcy Code; or

(j)  any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could reasonably be expected to cause one or more members of the ERISA Group to incur a current payment obligation in excess of $25,000,000; or

(k)  the Borrower or any of its Subsidiaries shall fail within 60 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, entered against the Borrower or any such Subsidiary that is not stayed on appeal or otherwise being appropriately contested in good faith; or

(l)  a Change of Control shall have occurred;

then, and in every such event, while such event is continuing, the Lender may (A) by notice to the Borrower terminate the Commitment, and the Commitment shall thereupon terminate, and (B) by notice to the Borrower declare the Loans (together with accrued interest and accrued and unpaid fees thereon) to be, and the Loans shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind (except as set forth in clause (A) above), all of which are hereby waived by the Borrower; provided, that, in the case of any Default or any Event of Default specified in clause 7.01(h) or 7.01(i) above with respect to the Borrower, without any notice to the Borrower or any other act by the Lender, the Commitment shall thereupon terminate and the Loans (together with accrued interest and accrued and unpaid fees thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, (ii) when transmitted via telecopy (or other facsimile device) to the number set out below, (iii) the Business Day following the day on which the same has been delivered prepaid (or on an invoice basis) to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth below, or at such other address as such party may specify by written notice to the other party hereto:

if to the Lender:

PPL Investment Corporation
3993 Howard Hughes Parkway, Suite 250
Las Vegas, Nevada 89109
Attention: Christopher J. Monigle
Telephone: 702-866-2202
Facsimile: 702-866-2244

if to the Borrower:

PPL Montana, LLC
303 North Broadway, Suite 400
Billings, Montana 59101
Attention: General Counsel
Telephone: 406-620-6903
Facsimile: 406-869-5149

with a copy to:

PPL Services Corporation
Two North Ninth Street
Allentown, PA 18101-1179
Attention: Treasury Department
Telephone: 610-774-5151
Facsimile: 610-774-5106

Section 8.02  No Waivers; Non-Exclusive Remedies. No failure by the Lender to exercise, no course of dealing with respect to, and no delay in exercising any right, power or privilege hereunder or under any Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in the Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.03  Expenses; Indemnification.

(a)  Expenses. The Borrower shall pay (i) all out-of-pocket expenses of the Lender, including reasonable attorneys' fees, in connection with the preparation, execution, delivery and administration of the Loan Documents, any waiver or consent thereunder or any amendment thereof or any Default or alleged Default thereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Lender, including (without duplication) the fees and disbursements of outside counsel, in connection with such Event of Default and restructuring, workout, collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)  Indemnity in Respect of Loan Documents. The Borrower agrees to indemnify the Lender, its Affiliates and the respective directors, officers, trustees, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever, including, without limitation, the reasonable fees and disbursements of counsel, which may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided, that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment or order.

(c)  Indemnity in Respect of Environmental Liabilities. The Borrower agrees to indemnify the Lender and hold the Lender harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses or disbursements of any kind whatsoever (including, without limitation, reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and reasonable fees and disbursements of counsel) which may at any time (including, without limitation, at any time following the payment of the obligations of the Borrower hereunder) be imposed on, incurred by or asserted against the Lender in respect of or in connection with any and all Environmental Liabilities. Without limiting the generality of the foregoing, the Borrower hereby waives all rights of contribution or any other rights of recovery with respect to liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs and expenses and disbursements arising under or related to Environmental Laws that it might have by statute or otherwise against the Lender.

Section 8.04  Amendments and Waivers. Any provision of this Agreement or the Revolving Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Lender.

Section 8.05  Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.06  Governing Law. This Agreement and each Revolving Note shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 8.07  Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement and the Revolving Notes constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

Section 8.08  Generally Accepted Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries most recently delivered to the Lender; provided, that, if the Borrower notifies the Lender that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Lender notifies the Borrower that it wishes to amend Article VI for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Lender.

Section 8.09  Usage. The following rules of construction and usage shall be applicable to this Agreement and to any instrument or agreement that is governed by or referred to in this Agreement.

(a)  All terms defined in this Agreement shall have the defined meanings when used in any instrument governed hereby or referred to herein and in any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b)  The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement or in any instrument or agreement governed here shall be construed to refer to this Agreement or such instrument or agreement, as applicable, in its entirety and not to any particular provision or subdivision hereof or thereof.

(c)  References in this Agreement to "Article", "Section", "Exhibit", "Schedule" or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, this Agreement unless the context otherwise requires; references in any instrument or agreement governed by or referred to in this Agreement to "Article", "Section", "Exhibit", "Schedule" or another subdivision or attachment shall be construed to refer to an article, section or other subdivision of, or an exhibit, schedule or other attachment to, such instrument or agreement unless the context otherwise requires.

(d)  The definitions contained in this Agreement shall apply equally to the singular and plural forms of such terms. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word "will" shall be construed to have the same meaning as the word "shall". The term "including" shall be construed to have the same meaning as the phrase "including without limitation".

(e)  Unless the context otherwise requires, any definition of or reference to any agreement, instrument, statute or document contained in this Agreement or in any agreement or instrument that is governed by or referred to in this Agreement shall be construed (i) as referring to such agreement, instrument, statute or document as the same may be amended, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement or in any agreement or instrument governed by or referred to in this Agreement), including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) to include (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein. Any reference to any Person shall be construed to include such Person's successors and permitted assigns.

(f)  Unless the context otherwise requires, whenever any statement is qualified by "to the best knowledge of" or "known to" (or a similar phrase) any Person that is not a natural person, it is intended to indicate that the senior management of such Person has conducted a commercially reasonable inquiry and investigation prior to making such statement and no member of the senior management of such Person (including managers, in the case of limited liability companies, and general partners, in the case of partnerships) has current actual knowledge of the inaccuracy of such statement.

Section 8.10  WAIVER OF JURY TRIAL. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PPL INVESTMENT CORPORATION, as the Lender
By: /s/ John R. Yardley Name: John R. Yardley Title: Vice President

PPL MONTANA, LLC, as the Borrower
By: /s/ Russell R. Clelland Name: Russell R. Clelland Title: Assistant Treasurer

SCHEDULE 6.11

Restrictive Agreements

There are restrictions on the payment of dividends and similar distributions arising in connection with the pass-through certificates, lessor notes and other lease obligations relating to PPL Montana's leases relating to the Colstrip facility.

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